Exhibit 99.1
For immediate release
November 1, 2022

AtriCure Reports Third Quarter 2022 Financial Results
MASON, Ohio, November 1, 2022 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced third quarter 2022 financial results.
“We are proud to share another quarter of strong commercial execution across our business, with excellent EnCompass traction following our launch earlier this year, increasing EPi-Sense® revenue and accounts, and ongoing strength in our pain management business,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “Our broad and deep portfolio once again enabled outstanding results, and we continue to build our organization and pipeline of activity to deliver and expand on the substantial growth opportunities ahead.”
Third Quarter 2022 Financial Results
Revenue for the third quarter 2022 was $83.2 million, an increase of 18.1% (an increase of 19.8% on a constant currency basis) over third quarter 2021 revenue. U.S. revenue was $69.8 million, an increase of $12.2 million or 21.3%, compared to third quarter 2021. U.S. revenue growth was driven by sales across key product lines, notably the cryoSPHERE® probe for post-operative pain management, the AtriClip® Flex·V® device and the new ENCOMPASS® clamp. International revenue increased $0.5 million or 4.2% (an increase of 13.5% on a constant currency basis) to $13.4 million, driven primarily by growth in Australia and Japan. On a sequential basis, worldwide revenue for the third quarter 2022 decreased approximately 1.5% from second quarter 2022.
Gross profit for the third quarter 2022 was $61.7 million compared to $52.2 million for the third quarter 2021. Gross margin remained flat at 74.1% for both the third quarters 2022 and 2021 reflecting leverage of higher sales volumes offset by inflationary and supply chain cost pressures and shift in product mix to lower margin products. Loss from operations for the third quarter 2022 was $10.7 million, compared to income of $98.7 million for the third quarter 2021. Third quarter 2021 income from operations includes a $189.9 million credit to operating expenses for the change in fair value of contingent consideration, offset partially by an $82.3 million intangible asset impairment charge for the IPR&D asset associated with the aMAZETM clinical trial. Basic and diluted net loss per share was $0.27 for the third quarter 2022, compared to $2.15 and $2.11, respectively, for the third quarter 2021.
Adjusted EBITDA was negative for the third quarter 2022 at $0.7 million, compared to positive $0.7 million for third quarter of 2021. Adjusted loss per share for the third quarter 2022 was $0.27 compared to $0.23 for the third quarter 2021.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2022 Financial Guidance
Full year 2022 revenue is projected to be approximately $328 million to $333 million, reflecting growth of approximately 20% to 21% over full year 2021. Management now expects full year 2022 adjusted EBITDA to be a loss of approximately $4 million, and full year 2022 adjusted loss per share of approximately $1.10 to $1.12.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, November 1, 2022 to discuss its third quarter 2022 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release and the related attachment is as of November 1, 2022. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net (loss) income before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible asset and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)” later in this release.
Adjusted (loss) income per share is a non-GAAP measure which calculates the net (loss) income per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible asset and legal settlement costs. A reconciliation of adjusted (loss) income per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.

CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Lewis or Marissa Bych
Gilmartin Group
Investor Relations
lynn@gilmartinir.com
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
United States Revenue:
Open ablation	$21,569	$17,893	$62,613	$54,835
Minimally invasive ablation	10,077	9,990	28,846	28,077
Pain management	10,510	6,253	28,734	15,860
Total ablation	42,156	34,136	120,193	98,772
Appendage management	27,620	23,401	83,120	69,144
Total United States	69,776	57,537	203,313	167,916
International Revenue:
Open ablation	6,680	6,690	19,385	16,650
Minimally invasive ablation	1,445	1,849	4,249	4,698
Pain management	121	11	375	22
Total ablation	8,246	8,550	24,009	21,370
Appendage management	5,224	4,373	15,029	11,825
Total International	13,470	12,923	39,038	33,195
Total revenue	83,246	70,460	242,351	201,111
Cost of revenue	21,533	18,234	61,524	50,267
Gross profit	61,713	52,226	180,827	150,844
Operating expenses (benefit):
Research and development expenses	15,169	11,284	43,589	34,698
Selling, general and administrative expenses	57,267	49,873	175,771	150,939
Change in fair value of contingent consideration	—	(189,900)	—	(184,800)
Intangible asset impairment	—	82,300	—	82,300
Total operating expenses (benefit)	72,436	(46,443)	219,360	83,137
(Loss) income from operations	(10,723)	98,669	(38,533)	67,707
Other expense, net	(1,503)	(1,523)	(3,616)	(3,632)
(Loss) income before income tax expense	(12,226)	97,146	(42,149)	64,075
Income tax expense	46	38	147	135
Net (loss) income	$(12,272)	$97,108	$(42,296)	$63,940
Basic net (loss) income per share	$(0.27)	$2.15	$(0.93)	$1.42
Diluted net (loss) income per share	$(0.27)	$2.11	$(0.93)	$1.39
Weighted average shares used in computing net (loss) income per share:
Basic	45,823	45,258	45,682	44,977
Diluted	45,823	46,100	45,682	45,996

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$122,644	$119,090
Accounts receivable, net	41,466	33,021
Inventories	43,953	38,964
Prepaid and other current assets	4,222	5,001
Total current assets	212,285	196,076
Long-term investments	51,413	104,338
Property and equipment, net	38,556	31,409
Operating lease right-of-use assets	3,969	4,761
Goodwill and intangible assets, net	274,859	277,773
Other noncurrent assets	829	955
Total assets	$581,911	$615,312
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$55,567	$54,689
Current maturities of leases	2,031	1,756
Total current liabilities	57,598	56,445
Long-term debt	60,061	59,741
Finance lease liabilities	9,407	10,082
Operating lease liabilities	3,314	4,068
Other noncurrent liabilities	1,223	1,220
Total liabilities	131,603	131,556
Stockholders' equity:
Common stock	46	46
Additional paid-in capital	778,006	764,811
Accumulated other comprehensive loss	(5,295)	(948)
Accumulated deficit	(322,449)	(280,153)
Total stockholders' equity	450,308	483,756
Total liabilities and stockholders' equity	$581,911	$615,312

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted (Loss) Income (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss) income, as reported	$(12,272)	$97,108	$(42,296)	$63,940
Income tax expense	46	38	147	135
Other expense, net	1,503	1,523	3,616	3,632
Depreciation and amortization expense	2,987	2,828	8,791	7,608
Share-based compensation expense	7,001	6,794	21,574	20,539
Change in fair value of contingent consideration	—	(189,900)	—	(184,800)
Intangible asset impairment	—	82,300	—	82,300
Non-GAAP adjusted (loss) income (adjusted EBITDA)	$(735)	$691	$(8,168)	$(6,646)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net (loss) income, as reported	$(12,272)	$97,108	$(42,296)	$63,940
Change in fair value of contingent consideration	—	(189,900)	—	(184,800)
Intangible asset impairment	—	82,300	—	82,300
Non-GAAP adjusted net loss	$(12,272)	$(10,492)	$(42,296)	$(38,560)
Basic and diluted adjusted net loss per share	$(0.27)	$(0.23)	$(0.93)	$(0.86)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	45,823	45,258	45,682	44,977